News Release

Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589

Susan M. Cunningham Elected Director of Cleveland-Cliffs

Cleveland, OH—September 13, 2005—The Board of Directors of Cleveland-Cliffs Inc (NYSE: CLF) today announced that energy executive Susan M. Cunningham has been elected a director of the Company, filling the final vacancy created by the retirement of two directors who did not stand for reelection at its Annual Meeting of Shareholders in May 2005. Her election brings the number of Board members to 11.

Cunningham is currently senior vice president of Exploration at Noble Energy Inc. (NYSE: NBL) in Houston, Texas, with responsibility for exploration and reserves across the company’s two exploration and production divisions: Domestic and International, including China and Argentina.

Commenting on the election, Cliffs’ Chairman and Chief Executive Officer John Brinzo said: “We are fortunate to have attracted someone of Susan’s caliber and pleased to welcome her to the Cliffs’ Board. Susan’s technical and leadership skills will contribute to the advancement of our strategic objectives as we continually strive to increase the value of our company for our shareholders.”

Cunningham began her career as an exploration geologist for Amoco Canada in 1980. Upon relocating to Houston, Texas the following year, she advanced through increasingly responsible domestic and international field and management assignments until being named managing director of its Amoco Denmark and Sweden operations, located in Copenhagen, in 1992. Two years later, she returned to the U.S. as Exploration manager—Deepwater, Gulf of Mexico.

Cunningham joined Statoil in 1997 as Exploration manager, was promoted to vice president reporting to the president of Statoil Exploration (U.S.) in 1998, and became West Africa Exploration manager at the company’s headquarters in Stavanger, Norway, from 1999 to 2000.

Prior to joining Noble Energy in 2001, Cunningham was vice president Worldwide Exploration for Texaco in Houston, Texas, where she initiated an exploration organization improvement process aimed at improving collaboration between the various organization units, decreasing costs and leveraging intellectual capital as part of the company’s “Focus Exploration” program.

Cunningham earned her bachelor’s degree in Geology and Geography from McMaster University, Ontario, Canada, in 1979 and is a 1995 graduate of Rice University’s Executive Management Program. She is a past member of the board for the Houston Area Women’s Center and the Houston Geologic Society, and currently serves on the Board of Directors of the Offshore Technology Center (OTC).

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainty. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website.

News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com .

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

* * * * * *